AMENDMENT #4 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

After Paragraph 4.8, a new Paragraph 4.9, shall be added to the Agreement stating as follows:

4.4 **Music Royalties**. Notwithstanding anything to contrary set forth in Section 7.3 of this Agreement, to the extent that Executive writes or oversees, supervises, consults on, or otherwise assists in the writing of any musical composition on behalf of the Company or any production of the Company (collectively, "Company Music"), and any writer's share of the royalties stemming from such Company Music is contractually owed to the Company, then:

(a) Where the Company acquires up to fifty percent (50%) of the writer's share of the royalties in the Company Music, then Company shall assign such royalties to Executive, who shall to continue to receive such composer's royalties from applicable performing rights societies and shall further be entitled to receive European author royalties from France.

(b) Where the Company acquires more than fifty percent (50%) of the writer's share of the royalties in the Company Music (the amount exceeding 50% being the "Additional Royalties"), the Executive shall have the option, in Executive's sole discretion, to purchase from the Company the Additional Royalties at the at the price the Company paid to acquire those Additional Royalties.

Previous Amendments #1, #2, #3 and this Amendment #4 are the only changes to the Amended and Restated Employment Agreement between the Company and the Executive.

IN WITNESS WHEREOF, this Amendment # 4 has been executed by the Company, by its duly authorized representative, and by the Executive, as of August 25, 2022.

THE COMPANY:

GENIUS BRANDS INTERNATIONAL, INC.

By:

Michael Jaffa, COO

THE EXECUTIVE:

Andy Heyward